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                                                                     Exhibit 8.4
                                          Form of Tax Opinion of King & Spalding


                                October 14, 1999


Greenberg News Networks, Inc.
1175 Peachtree Street
100 Colony Square, Suite 2400
Atlanta, Georgia 30361


     Re:  Certain U.S. Federal Income Tax Consequences of Proposed Merger


Ladies and Gentlemen:



     We have acted as counsel to Greenberg News Networks, Inc. ("Medcast") in connection with (i) the proposed merger (the "Merger") of a wholly owned subsidiary ("Merger Sub") of Healtheon Corporation ("Healtheon") with and into Medcast pursuant to the Agreement and Plan of Merger, dated as of June 30, 1999 and amended as of October 6, 1999, by and among Healtheon, Healtheon/WebMD Corporation, WebMD, Inc., GNN Merger Corp., and Medcast (the "Merger Agreement") and (ii) the preparation of the Proxy Statement/Prospectus, which is included as part of the registration statement on Form S-4 (the "Registration Statement"), relating to the Merger. This opinion letter has been requested by Medcast and relates to the qualification of the Merger as a reorganization under the Internal Revenue Code of 1986, as amended (the "Code").



                     INFORMATION AND ASSUMPTIONS RELIED ON

     In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including without limitation the Merger Agreement and the Registration Statement. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements of fact set forth in such documents are accurate. In addition, we have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of Medcast and Healtheon, including written certificates (the "Certificates") from officers of such corporations verifying certain relevant facts that have been represented to us.




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Greenberg News Networks, Inc.
October 14, 1999
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     We have assumed, with your consent, that the statements contained in the
Certificates are true and correct on the date hereof and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" of any person (or with similar qualification) is true and correct without such qualification. We have not attempted to verify such representations independently.

                                    OPINION

     Based upon the foregoing, it is our opinion that the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code and that the U.S. federal income tax consequences of the Merger will be as follows:

o Holders of Medcast Series A preferred stock and of Medcast common stock will not recognize gain or loss when they receive Healtheon/WebMD common stock solely in exchange for their shares of Medcast stock in the Merger.

o Assuming that the shares of Healtheon/WebMD common stock and cash to be received by the Medcast Series C preferred stockholders in the Merger are received solely in exchange for their shares of Medcast Series C preferred stock, such stockholders will recognize gain, if any, realized on the exchange in an amount which does not exceed the amount of cash received (excluding for this purpose any cash received in lieu of a fractional share of Healtheon/WebMD common stock), but such stockholders will not recognize any loss realized on the exchange.

o A cash payment received by a Medcast stockholder in lieu of a fractional share of Healtheon/WebMD common stock should be treated as if such fractional share had been issued in the reorganization and then redeemed by Healtheon for cash, and the Medcast stockholder should recognize gain or loss with respect to such cash payment measured by the difference between the amount of cash received and the basis in such fractional share.

o The aggregate tax basis of the Healtheon/WebMD common stock received in the Merger by a Medcast stockholder will be the same as the aggregate tax basis of the Medcast stock surrendered in exchange therefor, reduced by an amount of basis allocable to a fractional share of Healtheon/WebMD common stock for which cash is received. In addition, the tax basis of the Healtheon/WebMD common stock received by a Medcast Series C preferred stockholder will be reduced by the amount of any cash consideration received by such stockholder in the merger and increased by any amount that is treated as taxable gain to such stockholder (disregarding any cash received and any gain recognized with respect to the receipt of cash in lieu of a fractional share of Healtheon/WebMD common stock).

o The holding period of the Healtheon/WebMD common stock received in the Merger by
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Greenberg News Networks, Inc.
October 14, 1999
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Greenberg News Networks, Inc.

     a Medcast stockholder (including any fractional share of Healtheon/WebMD common stock deemed to have been received and then redeemed) will include the period the exchanged Medcast stock was considered to be held, provided that the Medcast stock surrendered is held as a capital asset at the time of the Merger.


o Cash received by a dissenting Medcast stockholder in satisfaction of appraisal rights will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the basis of the Medcast stock surrendered.


o Medcast will not recognize gain solely as a result of the receipt of substantially all of the assets and liabilities of Merger Sub or the distribution of Healtheon/WebMD common stock to the Medcast stockholders pursuant to the Merger.

     The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the facts set out in the Certificates that we have assumed, with your consent, to be true and correct. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of the facts set out in the Certificates is, or later becomes, inaccurate.

     Our opinion is limited to the U.S. federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences that may result from the Merger or any other transaction. We express no opinion as to the tax consequences to stockholders who receive shares of Healtheon/WebMD common stock or cash other than in exchange for their shares of Medcast stock. No opinion is expressed, for example, with respect to shares of Healtheon/WebMD common stock or cash received as a gift, in exchange for services, or in exchange for any other property or rights surrendered. In addition, we express no opinion regarding the tax consequences of the Merger under special tax rules that may apply to particular to shareholders, including persons who acquired shares of Medcast preferred or common stock pursuant to the exercise of employee stock options or otherwise as compensation.


     We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the reference to our firm in the Proxy Statement/Prospectus under the heading "THE MEDCAST MERGER -- Material U.S. federal income tax considerations of the Medcast merger." In giving such consent, however, we do not admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


     Very truly yours,



/s/  King & Spalding
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     King & Spalding